HINTO ENERGY


HINTO ENERGY, INC. DEVELOPS PROPRIETARY TECHNOLOGY TO INCREASE OIL PRODUCTION AND RESERVES

DENVER, CO--(Marketwired - March 17, 2015) - HINTO ENERGY, INC. (OTCQB: HENI), engaged in the exploration, acquisition, and development of oil and gas properties, with producing wells in Ohio, Utah and Montana, today announced the Company has been developing a new proprietary technology that will enhance production and increase reserves of both newly drilled and existing oil and gas wells. The technology is engineered to drill multiple very short radius lateral bore holes from a vertical well that extend out to a maximum of 300 feet, although there is significant support documenting enhanced well productivity with laterals as short as 10 feet.

"Hinto has been evaluating technologies that will enable the Company to extract greater quantities of oil and gas from new and existing wells, while also substantially increasing reserves. This technology has gained in importance given recent lower oil and gas prices and the company is accelerating its program to begin working on Company wells," stated George Harris, the Chief Executive Officer of the Company.

Companies utilizing similar types of technology, such as Buckman Jet Drilling, Inc. have indicated that completion of 30 to 100 foot laterals can increase production by "50 to 200 percent in new wells and 100 to 1000 percent in stripper wells" and "can replace hydraulic fracturing in some cases". In the report "Effect of Multiple Laterals on Well Performance", prepared by Joshi Technologies International, Inc., the potential to increase production and associated reserves by 80 to 620 percent by drilling three, fifty foot laterals, as compared to a comparable vertical well that is normally perforated or produced open hole is indicated. The potential gains in production and reserves is based on oil zones twenty or fewer feet in thickness, adjusted for vertical permeability, skin damage, well diameter and other factors.

"The Company has been developing this downhole completion technology over the past 30 months and is very excited about the potential to unlock added production and increase reserves from its own existing wells, as well as from new wells and properties. This technology has the potential to bring old wells that meet the right parameters to near new well production levels. The key is identifying the wells/fields that meet the criteria," Harris continued.

Hinto Energy, Inc. is involved in the acquisition, production, development and exploration of Oil and Natural Gas properties. The Company is actively seeking to acquire producing oil and natural gas properties that offer long term proven oil and natural gas reserves and that are candidates for the new technology. The Company employs state-of-the-art technology for reservoir characterization, to discover by-passed reserves, and to evaluate unexploited resources utilizing modern horizontal drilling techniques. For more information visit www.hintoenergy.com.

      5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com

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                                  HINTO ENERGY




DISCLAIMER:

These equations used in this work assume homogenous, constant compressibility reservoirs. The calculations are representative of conditions in real fields, but will not exactly predict any particular field.


NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick, Vice President - Finance
5350 S. Roslyn Street
Greenwood Village, CO 80111
(303) 647-4850



































      5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com